Exhibit 99.1

Boot Barn Holdings, Inc. Announces Preliminary Third Quarter Results,

Appointment of New Chief Digital Officer, and

Participation in the 2025 ICR Conference

IRVINE, California – January 10, 2025—Boot Barn Holdings, Inc. (NYSE: BOOT) (the “Company,” “we,” “us,” and “our”) today announced preliminary results for the third quarter of fiscal year 2025 ended December 28, 2024 in advance of its participation in the ICR Conference on Monday, January 13, 2025. A Supplemental Financial Presentation is available at investor.bootbarn.com.

Preliminary Results for the Third Quarter of Fiscal Year 2025

For the third quarter ended December 28, 2024, the Company expects to report:

•	Net sales of approximately $608.2 million, representing growth of 16.9% over the prior year.
•	Same store sales growth of approximately 8.6%, with retail store same store sales growth of approximately 8.2% and e-commerce same store sales growth of approximately 11.1%.
•

Income from operations of approximately $99.5 million compared to $75.1 million in the prior-year period. Included in income from operations is a net benefit of $6.7 million related to the Chief Executive Officer (“CEO”) transition. This benefit primarily relates to the forfeiture of unvested long-term equity incentive compensation and reversal of fiscal 2025 cash incentive bonus expense for the Company’s former CEO. These expenses were not deductible for income taxes.

•

Net income per diluted share of approximately $2.43 based on 30.9 million weighted average diluted shares outstanding and a 24.3% effective tax rate, compared to net income per diluted share of $1.81 in the prior-year period. Included in net income per diluted share is an estimated $0.22 benefit related to the CEO transition.

•	The Company opened 13 new stores in the third quarter, or 39 stores year-to-date, bringing its total store count to 438.

John Hazen, Interim Chief Executive Officer, commented, “I am very pleased with our third quarter results. We once again experienced broad-based growth, driving same store sales up 8.6% versus last year and above our expectations. Both channels and all geographies and major merchandise categories were nicely positive, with the latter led by our ladies and men’s western businesses, which were up low-double digits and high-single digits, respectively. We are pleased that our sales outperformance, driven by strong full-price selling, translated into strong earnings per share as we expanded merchandise margin approximately 130 basis points. I am proud of the entire team for delivering a strong holiday quarter, and I look forward to a successful finish to our fiscal year.”

The foregoing expected results are preliminary and remain subject to the completion of normal quarter-end accounting procedures and closing adjustments. The Company currently plans to report third quarter results on January 30, 2025, at which time it will also provide fourth quarter guidance.

Appointment of New Chief Digital Officer

The Company has appointed Jonathon D. Kosoff to serve as its Chief Digital Officer, effective January 27, 2025. Mr. Kosoff previously served as the Chief Digital Officer for Tillys, Inc. from February 2020 to January 2025. Mr. Kosoff was Vice President of E-commerce and Performance Marketing at Taco Bell, a subsidiary of Yum! Brands, Inc., from January 2018 to February 2020.

2025 ICR Conference

The Company will be hosting a fireside chat at the 2025 ICR Conference on Monday, January 13, 2025 at 10:30 a.m. Eastern Time. The fireside chat will be webcast live over the internet and can also be accessed at http://investor.bootbarn.com. An online archive will be available for a period of 90 days on the investor page of the Company’s website.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 438 stores in 46 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer and www.countryoutfitter.com, an e-commerce site selling to customers who live a country lifestyle. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to the Company’s current expectations and projections relating to, by way of example and without limitation, the Company’s financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan“, “intend”, “believe”, “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors that they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: decreases in consumer spending due to declines in consumer confidence, local economic conditions or changes in consumer preferences; the Company’s ability to effectively execute on its growth strategy; and the Company’s failure to maintain and enhance its strong brand image, to compete effectively, to maintain good relationships with its key suppliers, and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Investor Contact:
ICR, Inc.

Brendon Frey, 203-682-8216

BootBarnIR@icrinc.com

or

Company Contact:
Boot Barn Holdings, Inc.

Mark Dedovesh, 949-453-4489

Senior Vice President, Investor Relations & Financial Planning

BootBarnIRMedia@bootbarn.com